Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Audit Committee and Shareholders
Perth Mint Physical Gold ETF:

We consent to the use of our report with respect to Perth Mint Physical Gold ETF, dated March 15, 2019, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Columbus, Ohio
April 5, 2019